Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CareCloud, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of CareCloud, Inc. on Forms S-3 (File No. 333-255094, 333- 210391 and File No. 333-232493) and Forms S-8 (File No. 333-203228, 333-217317, 333-226685 and File No. 333-239781).

/s/ GRANT THORNTON LLP

Iselin, New Jersey
March 14, 2022